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                                                                   EXHIBIT 10.31


                         FIRST AMENDMENT TO OFFICE LEASE


         THIS FIRST AMENDMENT TO OFFICE LEASE (this "First Amendment") is made this 24th day of August, 1999 by and between PW/MS OP SUB I, LLC ("Landlord") and SPYGLASS, INC., a Delaware corporation ("Tenant").

                              W I T N E S S E T H:

         A. Landlord's predecessor in title and Tenant entered into a certain Office Lease (the "Lease") dated May 28, 1997, whereby Landlord's predecessor in title leased to Tenant certain premises consisting of 27,841 rentable square feet of office space on the fourth floor of the building located at 1240 East Diehl Road, Naperville, Illinois, for a lease term expiring on January 31, 2000.

         B. Tenant was incorrectly designated as an Illinois corporation in the Lease but was at the time of execution of the Lease and remains a Delaware corporation.

         C. Landlord acquired title to the aforesaid building and succeeded to the interest of the landlord under the Lease.

         D. Tenant desires to extend the lease term of the Lease and Landlord is willing to grant such extension, subject to the terms and provisions hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

         1. DEFINITIONS. Each capitalized term used in this First Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

         2. EXTENSION OF TERM. The Term of the Lease is extended for one additional term (the "Extension Term") of five (5) years, commencing on February 1, 2000 and expiring on January 31, 2005, unless sooner terminated as is otherwise provided in the Lease, and subject to renewal as is provided in Paragraph 6 below. All of the terms and provisions contained in the Lease shall continue to apply with respect to the Extension Term, except as otherwise provided in this First Amendment.

         3. MONTHLY BASE RENT. The Monthly Base Rent payable under the Lease for the Extension Term shall be as follows:


       Period                            Monthly Base Rent
       ------                            -----------------
  2/1/00 - 1/31/01                         $48,721.75

  2/1/01 - 1/31/02                          50,183.40

  2/1/02 - 1/31/03                          51,688.90

  2/1/03 - 1/31/04                          53,239.57

  2/1/04 - 1/31/05                          54,836.76



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         4. ADJUSTMENTS TO MONTHLY BASE RENT. Tenant shall continue to pay all adjustments to Monthly Base Rent under Article 22 of the Lease during and for the entire Extension Term continuing to use a Tenant's Proportionate Share of 20.00%, except, that effective as of February 1, 2000, the base year under subsections 22.02(1), 22.02(2) and 22.07 of the Lease shall be changed to the calendar year of 2000 (but Tenant shall continue to pay when due under Article 22 of the Lease, all adjustments and readjustments to Monthly Base Rent owing through January 31, 2000 using a base year of 1998).

         5. CONDITION OF PREMISES. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building and no representation or warranty regarding the condition of the Premises or the Building or regarding any other matter of any kind or nature has been made by or on behalf of Landlord to Tenant under or by reason of this First Amendment, except that Landlord agrees to provide Tenant with a tenant improvement allowance (the "Allowance") to reimburse Tenant for the actual documented, out-of-pocket costs hereafter paid by Tenant for permanent leasehold improvements to the Premises and for furniture moving costs to, from and within the Premises, but in no event shall the Allowance exceed $139,205 (i.e. $5.00 per rentable square foot of the Premises). The Allowance shall be disbursed in no more than three (3) installments to Tenant, each such installment to be paid within thirty (30) days after Landlord's receipt of a written draw request therefor from Tenant, together with interim or final lien waivers (as appropriate), owner (tenant) affidavits and sworn contractor statements, from Tenant and from all contractors, subcontractors and suppliers performing lienable work or services to the Premises in connection with such draw request and which evidence the completion of all work and/or services for which Tenant seeks reimbursement from the Allowance. Notwithstanding anything herein to the contrary, with respect to any work being performed by Landlord, its agent or contractors: (a) Tenant shall not be required to comply with the requirements of Article 10 of the Lease; and
(b) Tenant shall not be required to obtain the lien waivers and/or affidavits and statements referred to above. Any portion of the Allowance not properly drawn by Tenant on or before February 1, 2001 shall be deemed waived by Tenant and shall not be paid to Tenant or credited against Rent. All work to be performed in or to the Premises by or on behalf of Tenant shall be performed in accordance with Article 10 of the Lease, as amended pursuant to Paragraph 10(f) below.

         6. RENEWAL OPTION.

         (a) Tenant shall have one (1) option to further renew the Term for one additional period of three (3) years, such period to follow immediately upon the expiration of the Extension Term. The aforesaid renewal option is hereinafter called the "Renewal Option" and the aforesaid renewal term is hereinafter called the "Second Extension Term." The Renewal Option shall apply to all (but not less than all) of the Premises demised under the Lease, as hereby amended, as of the Expiration Date of the Extension Term. The Renewal Option is granted upon the following terms and conditions:

                  (1) Tenant gives Landlord written notice of its election to exercise the Renewal Option not later than the date which is nine (9) months prior to the commencement date of the Second Extension Term; and

                  (2) Tenant is not in monetary or other material default (beyond applicable cure periods) under the Lease, as hereby amended, either on the date Tenant exercises the Renewal Option, or unless waived in writing by Landlord, on the commencement date of the Second Extension Term.

         (b)      If Tenant exercises the Renewal Option:


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                  (1) The Second Extension Term shall commence on February 1,
2005 and shall expire on January 31, 2008;

                  (2) The annual rate of base rent per rentable square foot payable for the Second Extension Term shall be equal to the "market rate". Tenant shall pay adjustments to Monthly Base Rent for the Second Extension Term immediately upon the commencement date of the Second Extension Term, utilizing for purposes of such adjustments a base year under subsections 22.02(1), 22.02(2) and 22.02(7) of the Lease which is the calendar year 2005.

                  (3) Tenant shall not be entitled to receive any rent abatement or cash allowance for the Second Extension Term; and

                  (4) Tenant shall accept the Premises on the commencement date of the Second Extension Term in an "as-is" physical condition, without any representation, build-out or allowance from Landlord with respect to the condition or improvement thereof.

All of the provisions of the Lease, as hereby amended, to the extent not inconsistent with the above provisions, shall apply to the Second Extension Term, provided that Tenant may not again exercise the Renewal Option so as to further extend the Term beyond the expiration of the Second Extension Term.

         (c) If Tenant exercises the Renewal Option, Landlord and Tenant shall execute and deliver an amendment to the Lease reflecting the further renewal of the Term on the terms provided above, which amendment shall be executed and delivered prior to the commencement date of the Second Extension Term.

         (d) For purposes of this Paragraph 6, "market rate" shall mean the prevailing fair market annual rate of base rent per square foot of rentable area (including all fixed and indexed adjustments to said rate), and all adjustments for increases in operating expenses and taxes (including corresponding base years), as determined by Landlord, which Landlord (and other landlords) are obtaining for gross leases with 3-year lease terms in effect on or about the commencement date of the Second Extension Term for "as-is" office space located in the Naperville Corporate Center Subdivision (i.e. the five office buildings located at 1717 N. Naper Boulevard, 1230 East Diehl Road, 1240 East Diehl Road, 1245 East Diehl Road and 1250 East Diehl Road), which space is comparable to the Premises in area and improvement. Landlord agrees to give Tenant a written notice ("Landlord's Notice") designating the market rate for the Second Extension Term within 30 days after Landlord's receipt of a written request from Tenant requesting such a designation, which request may not be given earlier than the date which is 12 months prior to the Expiration Date of the Extension Term. If Tenant does not approve Landlord's designation of the market rate, Tenant may elect not to exercise the Renewal Option, in which event the Term shall expire on the expiration of the Extension Term (i.e. January 31, 2005).

         (e) The Renewal Option shall automatically terminate and become null and void upon the earlier to occur of (1) the expiration or termination of the Lease, (2) the termination of Tenant's right to possession of the Premises, (3) the assignment of the Lease by Tenant, in whole or in part (other than to an "affiliate", as defined in Section 8.01 of the Lease), (4) the sublease by Tenant of the Premises, or any part thereof (other than to an "affiliate", as defined in Section 8.01 of the Lease), (5) the recapture by Landlord of any portion of the Premises under Section 8.02 of the Lease (other than pursuant to a recapture arising from a proposed sublease to an "affiliate", as defined in
Section 8.01 of the Lease), or (6) the failure of Tenant to timely or properly exercise the Renewal Option.



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         7. PARKING. Effective as of the commencement date of the Extension
Term, Article 27 of the Lease is amended to change from 6 to 10, the number of parking spaces which shall be reserved for Tenant's exclusive use, subject to and in accordance with the provisions of said Article 27. Landlord, at its sole cost, within thirty (30) days after the full execution of this First Amendment shall provide Tenant with signage for 8 additional reserved parking spaces (which currently number two), at a location designated by Landlord and approved by Tenant, which approval shall not be unreasonably withheld.

         8. SECURITY DEPOSIT. Landlord shall continue to hold and apply during the Extension Term (and the Second Extension Term, if applicable), the $46,285.66 Security Deposit now held by Landlord under Article 4 of the Lease.

         9. NOTICES. Effective as of the date hereof, Article 25 of the Lease is amended such that notices to Landlord shall be addressed as follows:

                  PW/MS OP SUB I, LLC
                  c/o Gale & Wentworth Real Estate Advisors, LLC
                  200 Campus Drive, Suite 200
                  Florham Park, New Jersey 07932
                  Attention:  Marc L. Ripp, General Counsel

         10. GENERAL AMENDMENTS TO LEASE. Effective as of the date hereof, the Lease is amended as follows:

         (a) Article 3 of the Lease is amended to provide that until further notice, payments of Rent shall be made by checks payable to the order of "PW/MS OP SUB I, LLC" and mailed to Gale & Wentworth Real Estate Advisors, LLC, 200 Campus Drive, Suite 200, Florham Park, New Jersey 07932;

         (b) Section 5.01 of the Lease is amended to add the following sentence at the end of said Section 5.01: "All services provided by Landlord under this
Section 5.01 shall be of a first class nature comparable to other office buildings in Naperville, Illinois which are similar in age and class with the Building";

         (c) Section 5.04 of the Lease is amended to insert the following words after the words "Section 26.07 below" in the third line on Page 4A of the Lease:

                  "provided, however, that any Y2K compliance failure of any Building system or component shall not be considered an event of force majeure herein";

         (d) Section 8.01 of the Lease is amended to:

                  (i) substitute the number "30" for the number "45" in the second sentence of said Section 8.01;

                  (ii) substitute the words "received by Tenant (sublandlord) from" for the words "due from" in the third sentence of said Section 8.01;

                  (iii) delete clause (i) in the seventh sentence of said
Section 8.01; and


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                  (iv) delete clause (iv) in the seventh sentence of said
Section 8.01;

         (e) Section 8.02 of the Lease is amended to:

                  (i) substitute the words "14 days' for the words "20 days" in the third sentence of said Section 8.02; and

                  (ii) insert the words "(i.e. by plus or minus 15% of the rentable area contained in the space designated in Tenant's Notice)" after the words "different than the space designated in Tenant's Notice" in the sixth sentence of said Section 8.02.

         (f) Article 10 of the Lease is amended to insert the words "(which consent shall not be reasonably withheld or delayed)".

         (g) Sections 11.01 and 11.02 of the Lease are deleted in their entirety and the following Sections are substituted in lieu thereof:

         "11.01 TENANT INDEMNIFICATION

         Tenant agrees to indemnify and hold harmless Landlord, its members, the managing agent of the Building, and each of their respective officers, directors, agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys' fees), including those arising from any injury or damage to any person, property or business sustained in, on or about the Premises, the Building or such Lot 3 of the Resubdivision of Lot 3, and (a) resulting from the negligence of Tenant, its employees, agents, servants, invitees, licensees or subtenants, or (b) resulting from the failure of Tenant to perform its obligations under this Lease; provided, however, Tenant's obligations under this Paragraph shall not apply to injury or damage resulting from the negligence of Landlord, its members, the managing agent of the Building, or any of their respective officers, directors, agents or employee or damage covered by insurance carried by Landlord (or required to be carried by Landlord under this Lease). If any such proceeding is brought against Landlord, its members, the managing agent of the Building, or any of their respective officers, directors, agents or employees, Tenant covenants to defend such proceeding at its sole cost by legal counsel reasonably satisfactory to Landlord, if requested by Landlord. The indemnification obligations contained in this Section 11.01 shall survive the expiration or termination of this Lease.

         11.02 LANDLORD INDEMNIFICATION

         Landlord agrees to indemnify and hold harmless Tenant, its officers, directors, agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys' fees), including those arising from any injury or damage to any person, property or business, sustained in, on or about the common areas of the Building or such Lot 3 of the Resubdivision of Lot 3, and (a) resulting from the negligence of Landlord, its employees, agents, servants, invitees or licensees, or (b) resulting from the failure of Landlord to perform its obligations under this Lease; provided, however, Landlord's obligations under this Paragraph shall not apply to injury or damage resulting from the negligence of Tenant or any of its officers, directors, agents or employees or damage covered by insurance carried by Tenant (or required to be carried by Tenant under this Lease). If any such proceeding is brought against Tenant, or any of its officers, directors, agents or employees, Landlord covenants to defend such


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proceeding at its sole cost by legal counsel reasonably satisfactory to Tenant, if requested by Tenant. The indemnification obligations contained in this
Section 11.02 shall survive the expiration or termination of this Lease".

         (h) Section 12.04 of the Lease is amended to add the following sentence at the end of said Section 12.04:

                  "Landlord shall pay upon demand, all costs and expenses, including reasonable attorneys' fees, incurred by Tenant in enforcing Landlord's obligations under this Lease or resulting from Landlord's default under this Lease".

         (i) Article 14 of the Lease is amended to:

                  (i) substitute the words "200% of the Adjusted Monthly Base Rent applicable under this Lease as of the expiration or termination of the most recent Term of this Lease" for the words "200% of the fair rental value of the Premises, as determined by Landlord (but in no event less than 200% of the Adjusted Monthly Base Rent then applicable under this Lease)" in the first sentence of said Article 14; and

                  (ii) delete the fourth (last) sentence of said Article 14;

         (j) Section 15.01 of the Lease is amended to delete clause (2) of the first sentence of said Section 15.01 and to insert the following clause in lieu thereof:

                  "(2) proceed to repair or restore the Premises or the Building (other than movable trade fixtures and personal property of Tenant)".

         (k) Section 22.01D of the Lease is amended to substitute the words"advertising expenses;" for the words "or advertising expenses." at the end of the third sentence of said Section 22.01D and to add the following words at the end of said amended sentence:

         "any ground lease payments (other than ground rental payments which constitute a direct pass-through of Operating Expenses, or any component thereof); all amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods or services in or for the Building to the extent such amounts exceed the amounts that would have been paid if such services had been rendered by, or such goods purchased from independent third parties not controlled by or affiliated with Landlord on a competitive basis; provided, however, that nothing contained herein shall conflict with or otherwise be deemed to reduce Landlord's obligation to manage and operate the Building in accordance with the provisions of this Lease and nothing contained in this clause shall restrict Landlord's right to hire an affiliate of Landlord to manage the Building, to pay such affiliate the aggregate amount permitted above to be paid for management fees and compensation, and to include such aggregate amount in the Operating Expenses; Landlord's general corporate overhead and general and administrative expenses; and add-on charges related to defaulted obligations of Landlord including, but not limited to, tax and/or assessment penalties and interest and late charges.

         (l) Section 22.05 of the Lease is amended to substitute the following words for clause (b) in the third (last) sentence of said Section 22.05:



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                  "(b) the main office of Landlord's manager, Gale & Wentworth
         Real Estate Advisors, LLC, 200 Campus Drive, Suite 200, Florham Park, New Jersey 07932".

         (m) Article 24 of the Lease is amended to insert the following Section at the end of said Article 24:

                  "24.03 NON-DISTURBANCE. Notwithstanding anything contained in
         Section 24.01 above to the contrary, Tenant's obligation to subordinate this Lease to any such mortgage, trust deed or ground lease shall be conditioned upon Tenant's receipt of an agreement from the ground lessor, mortgagee or holder of such trust deed, as the case may be, that this Lease shall not be terminated nor Tenant's possession of the Premises disturbed by reason of the foreclosure of such mortgage or trust deed or termination of such ground lease, so long as Tenant is not in default under this Lease (beyond any applicable grace period). Tenant agrees to execute the standard form of Subordination, Non-Disturbance and Attornment Agreement utilized by such ground lessor, mortgagee or holder of such trust deed."

         (n)      Section 26.07 of the Lease is deleted and the following
Section is substituted in lieu thereof:

         "26.07.  FORCE MAJEURE.

                  Neither party shall be deemed in default with respect to any of the terms, covenants, conditions and provisions of this Lease on such party's part to be performed if such party fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Act of God, acts caused directly or indirectly by the other party (or such other party's agents, employees or invitees), mechanical breakdown, repair, servicing or any other cause beyond the reasonable control of such first party; provided, however, that nothing contained herein is intended, nor shall be construed to extend (a) the due date for payment of any installment of Rent under this Lease, or (b) the date upon which Tenant is obligated to surrender and vacate the Premises upon the expiration or termination of this Lease, or (c) the due date for payment of any monetary obligation of either party under this Lease".

         11. BROKER. Tenant represents to Landlord that except for CB Richard Ellis, Inc. and Pollina Corporate Real Estate, Inc. (the "Brokers", collectively), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this First Amendment, and no such person initiated or participated in the negotiation of this First Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys' fees) arising from either (i) a claim for a fee or commission made by any broker (other than the Brokers) claiming to have acted by or on behalf of Tenant in connection with this First Amendment, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any broker (other than the Brokers) retained by Tenant.


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         12. BINDING EFFECT. The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control. This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

         13. SUBMISSION. Submission of this First Amendment by Landlord or Landlord's agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this First Amendment unless and until this First Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this First Amendment to Landlord or Landlord's agent, or their respective agents or representatives, shall constitute an irrevocable offer by Tenant to extend the Term of the Lease on the terms and conditions herein contained, which offer may not be revoked for ten (10) business days after such delivery.



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         14. LIMITATION OF LIABILITY. The provisions of Section 26.05 of the
Lease are incorporated herein by this reference and shall apply to limit the liability of Landlord under this First Amendment.

         IN WITNESS WHEREOF, this First Amendment is executed as of the day and year aforesaid.



                                          TENANT:

                                          SPYGLASS, INC., a Delaware corporation


                                          By: /s/ Douglas Colbeth
                                          Title:  President/CEO

                                          LANDLORD:

WITNESSED BY:                             PW/MS OP SUB I, LLC

                                          By:  PW/MS MANAGEMENT CO., INC.

/s/ Marc Leonard Ripp, Esq.                    By: GALE & WENTWORTH REAL
           Marc Leonard Ripp, Esq.                 ESTATE ADVISORS, LLC
             Corporate Secretary
                                               By: /s/ Robert Martie
                                                       Robert R. Martie
                                                       Senior Vice President


WITNESSED BY:                                  AGENT FOR LANDLORD:

                                               PW/MS MANAGEMENT CO., INC.

/s/ Marc Leonard Ripp, Esq.                    By: GALE & WENTWORTH REAL
           Marc Leonard Ripp, Esq.                 ESTATE ADVISORS, LLC
             Corporate Secretary
                                                   By: /s/ Robert Martie
                                                       Robert R. Martie,
                                                       Senior Vice President


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